Exhibit 2.6

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor.

Directors’ Circular

RECOMMENDING ACCEPTANCE

of the Offer by 1463072 Alberta Ltd., an indirect wholly-owned subsidiary of

PARAMOUNT ENERGY TRUST

to purchase all of the outstanding common shares

of

PROFOUND ENERGY INC.

on the basis of

the PET Offer Price (as described herein)

for each common share of Profound Energy Inc.

RECOMMENDATION

THE BOARD OF DIRECTORS OF PROFOUND ENERGY INC., AFTER CONSULTATION

WITH ITS LEGAL AND FINANCIAL ADVISORS, AND UPON A RECEIPT OF THE

FAIRNESS OPINION OF FIRSTENERGY CAPITAL CORP., HAS DETERMINED THAT THE

OFFER IS IN THE BEST INTERESTS OF PROFOUND AND PROFOUND’S

SHAREHOLDERS, HAS APPROVED THE OFFER AND THE SUPPORT AGREEMENT AND

RECOMMENDS THAT PROFOUND SHAREHOLDERS ACCEPT THE OFFER AND

TENDER THEIR PROFOUND SHARES TO THE OFFER

April 24, 2009

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
DEFINITIONS	1
REASONS FOR RECOMMENDATION	6
BACKGROUND TO THE OFFER	7
FAIRNESS OPINION	9
INTENTIONS WITH RESPECT TO ACCEPTANCE OF THE OFFER	9
LOCK-UP AGREEMENTS	10
THE SUPPORT AGREEMENT	10
THE FINANCING	16
SHAREHOLDER RIGHTS PLAN	17
OWNERSHIP OF SECURITIES OF PROFOUND	17
OWNERSHIP OF SECURITIES OF PET AND THE OFFEROR	19
RELATIONSHIP BETWEEN OFFEROR OR PET AND THE DIRECTORS AND OFFICERS OF PROFOUND	20
AGREEMENTS BETWEEN PROFOUND AND THE DIRECTORS AND OFFICERS OF PROFOUND	21
INTERESTS OF DIRECTORS AND OFFICERS IN MATERIAL TRANSACTIONS WITH PET OR THE OFFEROR	22
TRADING IN SECURITIES OF PROFOUND BY DIRECTORS AND OFFICERS	23
ISSUANCES OF PROFOUND SHARES	24
MATERIAL CHANGES AND OTHER INFORMATION	25
RESPONSES TO THE OFFER	26
STATUTORY RIGHTS	26
APPROVAL OF DIRECTORS’ CIRCULAR	26
CERTIFICATE	27

SCHEDULE “A” – FAIRNESS OPINION

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information set out in this Directors’ Circular may constitute forward-looking information. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. Forward-looking statements are based upon the opinions and expectations of management of the Corporation as at the effective date of such statements and, in certain cases, information received from third parties. Although the Corporation believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions and that information received from third parties is reliable, it can give no assurance that those expectations will prove to have been correct. Forward-looking statements are subject to certain risks and uncertainties that could cause actual events or outcomes to differ materially from those anticipated or implied by such forward-looking statements. These factors include, but are not limited to, such things as the volatility of prices for oil and gas and other commodities, commodity supply and demand, fluctuations in currency and interest rates, inherent risks associated with the exploration and development of oil and gas properties, ultimate recoverability of reserves, timing, results and costs of exploration and development activities, availability of financial resources or third-party financing and new laws and regulations (domestic and foreign). Accordingly, readers should not place undue reliance upon the forward-looking statements contained in this Directors’ Circular and such forward-looking statements should not be interpreted or regarded as guarantees of future outcomes. Any forward-looking statements of Profound contained in this Directors’ Circular are expressly qualified, in their entirety, by this cautionary statement.

Profound does not undertake to update any forward-looking statements that are contained in this Directors’ Circular, except as required by, and in accordance with, applicable securities laws.

DEFINITIONS

Whenever used in this Directors’ Circular, unless there is something in the subject matter or context inconsistent therewith, the following words and terms have the following respective meanings:

“Acquisition Proposal” means a proposal or offer by a third party in writing, or by public announcement, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of Profound or to acquire in any manner, directly or indirectly, beneficial ownership or control or direction over more than 20% of the outstanding voting shares of Profound whether by an arrangement, amalgamation, merger, consolidation, joint venture, partnership or other business combination, by means of a sale of shares in the capital of Profound, take-over bid or exchange offer or similar transaction involving Profound, including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of Profound or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of Profound (other than the transactions contemplated by the Support Agreement);

“Affiliate” has the meaning ascribed to it in the Securities Act;

“ARC” means ARC Financial Corp.;

“Area of Exclusion Agreement” means the area of exclusion agreement entered into March 30, 2009 among POT, Profound, Profound’s Chief Executive Officer and Chief Operating Officer as described under the section “The Support Agreement – Area of Exclusion Agreement” in this Directors’ Circular;

“associate” has the meaning ascribed to it in MI 62-104, except as otherwise provided for herein;

“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in the Province of Alberta on which the principal commercial banks in downtown Calgary are generally open for the transaction of commercial banking business during regular business hours;

“Directors’ Circular” means this directors’ circular;

“Effective Time” means the time at which the Offeror first takes up and pays for Profound Shares deposited pursuant to the Offer;

“ESPP” means the Profound Employee Share Purchase Plan;

“Executive’s Termination Date” means the relevant executive’s last day actively at work following the termination of such executive’s employment;

“Expiry Time” means 8:00 a.m. (Calgary time) on June 1, 2009, subject to the right of PET to extend the period during which Profound Shares may be deposited under the Offer;

“Fairness Opinion” means the fairness opinion of FirstEnergy which is attached to this Directors’ Circular as Schedule “A”;

“Financing” means the issuance and sale of 9,224,310 Special Warrants at a price of $0.75 per Special Warrant to PET by way of private placement pursuant to the terms and conditions of the Special Warrant Agreement;

“FirstEnergy” means FirstEnergy Capital Corp.;

“Initial Proposal” has the meaning ascribed to such term under the section “Background to the Offer” in this Directors’ Circular;

“insider” has the meaning ascribed to it in the Securities Act;

“Latest Mailing Date” means 11:59 p.m. (Calgary time) on April 24, 2009;

“Lock-Up Agreements” means the lock-up agreements entered into between PET and the Supporting Shareholders pursuant to which the Supporting Shareholders have agreed, amongst other things, to tender to the Offer all Profound Shares owned or controlled by them;

“Material Adverse Change” means any change, effect, event, occurrence or state of facts that is, or could reasonably be expected to be (individually or in the aggregate), material and adverse to the condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), obligations (whether absolute, accrued, conditional or otherwise), businesses, operations (including production and sales of oil, gas and natural gas liquids) or results of operations of Profound or PET, as applicable, each on a consolidated basis, but “Material Adverse Change” shall not include a change resulting or arising from: (i) a matter that has prior to March 30, 2009 been publicly disclosed; (ii) conditions affecting the oil and gas industry generally; (iii) general economic, financial, currency exchange, securities or commodity market conditions in North America including, without limitation, changes in currency exchange rates or in interest rates; or (iv) changes in the market price of crude oil, bitumen or natural gas and where, in the case of (ii), (iii) and (iv), such change, effect, event, occurrence or state of facts does not have a disproportionate material adverse change or effect on the condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), obligations (whether absolute, accrued, conditional or otherwise), businesses, operations (including production and sales of oil, gas and natural gas liquids) or results of operations of PET or Profound on a consolidated basis, as compared to the corresponding effect on corporations and other entities engaged in the oil and gas industry generally;

“Material Adverse Effect” means any effect resulting from a Material Adverse Change;

“Maximum Cash Consideration” means $15,000,000;

“Maximum Unit Consideration” means the number of PET Units equal to: (i) 0.394 multiplied by (ii) the difference between (A) the number of Profound Shares outstanding (on a fully diluted basis) on the initial Take-Up Date (excluding any Profound Shares issued or issuable upon conversion of the Special Warrants and any Profound Shares owned by PET or any of its Affiliates as of the date of the Support Agreement) and (B) 11,194,029;

“MI 62-104” means Multilateral Instrument 62-104 - Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Minimum Tender Condition” means the requirement pursuant to the Offer that there shall have been deposited under the Offer and not withdrawn at least 66 2/3% of the Profound Shares outstanding on a fully-diluted basis (excluding any Profound Shares issued or issuable upon conversion of the Special Warrants) other than any Profound Shares held at the date of the Offer by or on behalf of PET or its Affiliates or any Profound Shares issued or issuable upon conversion of the Special Warrants;

“Non-Completion Fee” has the meaning ascribed to it in under the section “The Support Agreement – Non-Completion Fee” in this Directors’ Circular;

“Offer” means the offer to purchase all of the issued and outstanding Profound Shares made by the Offeror to Profound Shareholders dated April 24, 2009;

“Offering Circular” means the Offer and the take-over bid circular accompanying the Offer and forming part thereof;

“Offeror” means 1463072 Alberta Ltd., an indirect wholly-owned subsidiary of PET;

“PEOC” means Paramount Energy Operating Corp.;

“Performance Warrants” means performance warrants to acquire Profound Shares;

“PET” means Paramount Energy Trust;

“PET Offer Price” means the consideration offered by the Offeror under the Offer, which consists of: (i) $1.34 in cash per Profound Share; (ii) 0.394 of a PET Unit per Profound Share; or (iii) any combination thereof, for each Profound Share, subject to adjustment as provided for in the Offering Circular, and subject to the Maximum Cash Consideration and the Maximum Unit Consideration;

“PET Unit” means a trust unit in the capital of PET;

“POT” means Paramount Operating Trust;

“Profound” or the “Corporation” means Profound Energy Inc.;

“Profound Board” means the board of directors of Profound;

“Profound Options” means stock options granted pursuant to the Profound Stock Option Plan;

“Profound Representatives” means any of Profound’s directors, officers, employees, financial advisors, legal counsel, representatives or agents;

“Profound Rights Plan” means the shareholder protection rights plan agreement made as of March 30, 2009 between Profound and Valiant Trust Company;

“Profound Shareholders” or “Shareholders” means the holders of Profound Shares;

“Profound Shares” means the common shares in the capital of Profound;

“Profound Stock Option Plan” means the stock option plan of Profound, as amended;

“Rights” means the rights issued and outstanding from time to time under the Profound Rights Plan;

“Second Proposal” has the meaning ascribed to such term under the section “Background to the Offer” in this Directors’ Circular;

“Securities Act” means the Securities Act, R.S.A. 2000, c.S-4, as amended;

“Special Committee” means the committee of independent directors appointed by the Profound Board on March 4, 2009 to consider strategic alternatives;

“Special Warrant Agreement” means the special warrant agreement dated March 30, 2009 between PET and Profound as further described under the section “The Financing” in this Directors’ Circular;

“Special Warrants” means special warrants of Profound issued and sold pursuant to the Special Warrant Agreement as further described under the section “The Financing” in this Directors’ Circular;;

“Superior Proposal” means any bona fide written Acquisition Proposal that constitutes a commercially feasible transaction which can be carried out in a time frame that is reasonable in the circumstances, in respect of which the funds or other consideration necessary for the Acquisition Proposal are, or are likely to be, available and which, in the opinion of the Profound Board, acting reasonably and in good faith and after consultation with its legal and financial advisors, is likely to be completed on its terms taking into account all financial, regulatory and other aspects of such proposal, including the ability of the proposing party to consummate the transactions contemplated by such Acquisition Proposal and, if consummated, would be superior to the Offer, from a financial point of view, to the Profound Shareholders;

“Support Agreement” means the support agreement between Profound, PET and PEOC, dated March 30, 2009, as further described under the section “The Support Agreement” in this Directors’ Circular;

“Supporting Shareholders” means certain directors, officers and other Profound Shareholders, who have entered into Lock-Up Agreements; and

“Take-Up Date” means each date upon which the Offeror takes up or acquires Profound Shares pursuant to the Offer.

PROFOUND ENERGY INC.

DIRECTORS’ CIRCULAR

April 24, 2009

This Directors’ Circular is issued by the Profound Board in connection with the Offer made by the Offeror to purchase for the PET Offer Price all of the issued and outstanding Profound Shares, including Profound Shares which may be issued upon the exercise of Profound Options, Performance Warrants or other securities convertible or exchangeable into Profound Shares, upon the terms and subject to the conditions of the Offer set forth in the Offering Circular of PET dated April 24, 2009.

The consideration under the PET Offer is the PET Offer Price which consists of: (i) $1.34 in cash per Profound Share; (ii) 0.394 of a PET Unit per Profound Share; or (iii) any combination thereof for each Profound Share, subject to adjustment as provided for in the Offering Circular, and subject to the Maximum Cash Consideration and the Maximum Unit Consideration. The Offer expires at the Expiry Time, unless withdrawn, varied or extended. The Offer was made pursuant to the terms of the Support Agreement. See the section entitled “The Support Agreement” in this Directors’ Circular.

The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn prior to the Expiry Time, and at the time the Offeror first takes up and pays for Profound Shares under the Offer, at least 66 2/3% of the outstanding Profound Shares on a fully-diluted basis (excluding any Profound Shares issued or issuable upon conversion of the Special Warrants) other than Profound Shares held at the date of the Offer by or on behalf of PET or its Affiliates or any Profound Shares issued or issuable upon conversion of the Special Warrants.

Reference is made to the Offering Circular for, among other things, details of the terms of the Offer, details of the conditions of the Offer and details relating to the compulsory acquisition of Profound Shares or acquisition of Profound Shares by means of subsequent acquisition transaction.

THE PROFOUND BOARD, AFTER CONSULTATION WITH ITS LEGAL AND FINANCIAL

ADVISORS, AND UPON RECEIPT OF THE FAIRNESS OPINION, HAS DETERMINED

THAT THE OFFER IS IN THE BEST INTERESTS OF PROFOUND AND THE PROFOUND

SHAREHOLDERS, HAS APPROVED THE OFFER AND THE SUPPORT AGREEMENT AND

RECOMMENDS THAT PROFOUND SHAREHOLDERS ACCEPT THE OFFER AND

TENDER THEIR PROFOUND SHARES TO THE OFFER

Notwithstanding the recommendation of the Profound Board that the Profound Shareholders accept the Offer, Profound Shareholders should consider the Offer carefully and come to their own decision as to acceptance or rejection of the Offer. Profound Shareholders who are in doubt as to how to respond to the Offer should consult with their investment dealer, stockbroker, lawyer or other professional advisor.

Profound Shareholders wishing to accept the Offer should complete the required documents carefully with reference to the Offering Circular, the Letter of Transmittal and Election Form and, if applicable, the Notice of Guaranteed Delivery. In order to accept the Offer, Profound Shareholders must tender their Profound Shares prior to the Expiry Time.

Unless otherwise indicated herein, all dollar amounts set forth in this Directors’ Circular are in Canadian dollars.

REASONS FOR RECOMMENDATION

The Profound Board, after consultation with its legal and financial advisors, and upon receipt of the Fairness Opinion, has determined that the Offer is in the best interests of Profound and the Profound Shareholders, has approved the Offer and the Support Agreement and recommends that Profound Shareholders accept the Offer and tender their Profound Shares to the Offer.

In reaching its decision to recommend acceptance of the Offer, the Profound Board considered a number of factors, including the following:

(a)	the terms of the Support Agreement and the Special Warrant Agreement;

(b)	the Fairness Opinion, which is attached hereto as Schedule “A”;

(c)	the strategic alternatives available to the Corporation versus continuing with the status quo;

(d)	various reports, presentations and analysis provided by FirstEnergy, management, legal counsel, PET and certain significant Profound Shareholders to the Special Committee;

(e)	the historical results of the Corporation and its prospects for its future; and

(f)	the positive features regarding a transaction with PET including, among other things:

•	the Offer provides for a significant premium (approximately 100%) to market price of Profound Shares on the date prior to the announcement of the Offer ($0.65 on March 30, 2009);

•	the optionality of cash and/or PET Units as consideration may be attractive to Profound Shareholders;

•	PET currently provides distributions to its unitholders on a monthly basis of $0.05 per PET Unit;

•	the ability to receive PET Units will allow current Profound Shareholders to continue to participate in a natural gas weighted issuer;

•	a transaction with PET significantly increases liquidity for Profound Shareholders;

•	the combined entity will be less levered than the Corporation currently;

•	the debt to cash flow ratio in the combined entity would be less than Profound’s current debt to cash flow ratio;

•	operationally, in 2008 PET had top quartile finding, development and acquisition costs and reserve additions on a per boe basis relative to other oil and gas trusts;

•	PET has a hedge position that offers base protection of PET’s cash flow stream and payment of monthly distributions. This presents opportunities for PET to manage its balance sheet;

•

PET has a large prospect inventory with 2.1 million acres of undeveloped lands. It also has significant unbooked risked and unrisked reserve and resource potential in conventional Mannville and Devonian drilling prospects, uphole completions, unconventional shallow tight gas, a coal bed methane project, a shallow shale gas prospect, basin centered gas and bitumen/heavy oil opportunities;

•	PET is better positioned to deploy growth capital to expand Profound’s asset base in west central Alberta;

•	Profound’s production and undeveloped land base is complementary to PET’s strategy to position itself for higher impact growth opportunities in west central Alberta;

•	PET has new venture opportunities in gas storage and CO2 sequestration and storage that could provide additional upside; and

•

the proposed transaction will allow for (i) the continued employment of the significant majority of the Corporation’s employees; and (ii) the Corporation to better (A) meet its obligations to its creditors; (B) fulfill its environmental reclamation obligations; and (C) assist the Corporation in fulfilling its ongoing obligations to its industry partners.

BACKGROUND TO THE OFFER

Late in the fourth quarter of 2008 and in the face of poorer than expected drilling results, increasing bank debt and falling commodity prices, management of the Corporation began considering strategic alternatives and certain Profound Representatives made confidential inquiries of a limited number of potential strategic parties who might have an interest in completing a strategic transaction with Profound. Although management had discussions with another party who expressed an interest in combining, the process did not result in a formal transaction proposal. In early February 2009, management of the Corporation was approached by management of PET, at which time PET indicated that it was interested in considering a strategic transaction with the Corporation as PET had an interest in expanding its operations into the west central area of Alberta.

PET and Profound entered into a confidentiality agreement on February 10, 2009. Between February 10, 2009 and March 4, 2009, Profound and PET conducted a series of management and operational presentations and due diligence procedures which resulted in PET making a non-binding proposal to the Corporation on March 4, 2009 (the “Initial Proposal”) to enter into exclusive negotiations and further explore the possibility of completing a strategic transaction.

On March 4, 2009, the Profound Board met and considered the Initial Proposal. The Profound Board authorized management to continue negotiations with PET to determine if PET was willing to increase the consideration proposed under the Initial Proposal. The Initial Proposal expired at the close of business on March 6, 2009.

Following the expiry of the Initial Proposal, PET made another non-binding proposal on March 12, 2009 to enter into exclusive negotiations (the “Second Proposal”) which increased the consideration proposed to be paid for Profound Shares. The Second Proposal set out the terms under which PET would be prepared to make an offer for all of the Profound Shares. The Second Proposal contained various conditions to the making of the Offer by PET, including the negotiation of the Support Agreement and the completion of due diligence by PET.

At its March 4, 2009 meeting, the Profound Board appointed the Special Committee to consider strategic alternatives for the Corporation. The mandate provided to the Special Committee was broad, and allowed it to consider various strategic alternatives available to the Corporation, including the status quo, the appropriateness of any takeover, arrangement, sale or merger of the Corporation to or with any interested party, completion of an equity or debt financing, joint venture with a strategic partner or sale of all, substantially all or a substantial part of its assets, or any combination of the forgoing transactions.

The Special Committee retained FirstEnergy as its financial advisor to provide it with strategic and financial advice in the discharge of its mandate. The Special Committee met formally on nine (9) different occasions, informally numerous other times and also met personally with representatives of ARC in its capacity as an Affiliate of a significant Profound Shareholder in face-to-face meetings on three (3) separate occasions as well as via telephone and conference call on other occasions. The Special Committee considered the various reports, presentations and analysis provided by FirstEnergy, management, legal counsel, PET and ARC.

FirstEnergy then conducted a strategic market check through a selective, confidential process and identified and approached or considered 18 possible candidates as potential acquirers of the Corporation with only one of such parties having sufficient interest to enter into a confidentiality agreement with the Corporation and conduct due diligence.

On March 14, 2009, the Special Committee considered the Second Proposal and, following a review and consultation with FirstEnergy, the Corporation entered into the Second Proposal with PET and the parties conducted reciprocal due diligence and their respective legal counsel commenced preparation and negotiation of definitive agreements.

During the period from March 14, 2009 to March 30, 2009, the Support Agreement, the Special Warrant Agreement, the Lock-Up Agreements and the Area of Exclusion Agreement were negotiated. At the same time, Profound completed its due diligence review of PET, which included a review of publicly-available financial statements, regulatory filings and press releases, in-depth discussions with PET management, a review of PET’s independently-prepared oil and gas reservoir engineering reports and searches of the public registries.

On March 19, 2009, the board of directors of PEOC, as the administrator of PET, met to consider the then current draft of the Support Agreement which resulted in the Second Proposal being modified to include the Financing. The Financing, which took the form of the issuance of 9,224,310 Special Warrants at a price of $0.75 per Special Warrant (being a 15% premium to the then market price) would allow PET to become a Profound Shareholder regardless of whether the Offer was successful and would provide Profound with much needed capital on an attractive basis. Specifically, the Financing would address Profound’s need for capital to reduce its debt and improve its working capital position and enable it to remain a going concern, particularly in a circumstance where the proposed Offer was unsuccessful. PET expressed its willingness to invest in Profound as it has a strategic interest in facilitating the ongoing operations of Profound, whether as a Profound Shareholder or acquiror, due to Profound’s stable base of oil and gas production and operating foothold in the west central area of Alberta, an area in which PET is attempting to expand its focus of operations.

On March 27, 2009, the board of directors of PEOC met and approved moving forward with the Offer and the Financing. Negotiations of the definitive agreements then continued through the course of the weekend and the Profound Board met on March 29, 2009 and March 30, 2009 and approved the entering into and delivery of the Support Agreement in respect of the Offer and the Special Warrant Agreement in respect of the Financing. After the close of markets on March 30, 2009, the Support Agreement, the Special Warrant Agreement, the Lock-up Agreements and the Area of Exclusion Agreement were executed.

In its report to the Profound Board, the Special Committee advised, among other things, on the following matters:

•

the Special Committee considered the status quo situation for the Corporation and the fact that its net debt is $61.5 million, its current credit facility of $70 million is under review and that, dependent upon various circumstances, the bank line could be reduced to between $56 million and $62 million. The Special Committee considered alternatives that might provide the Corporation with additional funds to continue its operations in the normal course. Alternatives considered included a sale of certain of the Corporation’s properties and the Corporation’s equity financing alternatives including a rights offering or a conventional financing;

•	a consideration of the best interests of the Corporation, the Profound Shareholders and other stakeholders of the Corporation including its employees, creditors, the environment and others;

•	the position of such stakeholders under the status quo as opposed to their position following completion of the Offer and the Financing; and

•

the Special Committee’s conclusion that the Offer is in the best interests of the Corporation and the Profound Shareholders and that the Profound Shareholders should be given an opportunity to consider the Offer.

FAIRNESS OPINION

The Special Committee retained FirstEnergy as its independent financial advisor for the purpose of providing strategic and financial advice and assistance with respect to the strategic alternatives available to the Corporation as well as in respect of the Offer and the Financing.

FirstEnergy has provided the Profound Board with a written Fairness Opinion dated April 23, 2009 stating that the consideration to be received by the Shareholders pursuant to the Offer is fair, from a financial point of view, to the Shareholders. FirstEnergy was not engaged to perform a valuation of Profound in connection with the Offer, but did undertake an analysis of certain factors that it considered to be appropriate in the circumstances to support the conclusions reached in the Fairness Opinion. A copy of the Fairness Opinion is attached hereto as Schedule “A” and forms a part of this Directors’ Circular. Shareholders should carefully review and consider the Fairness Opinion in its entirety.

INTENTIONS WITH RESPECT TO ACCEPTANCE OF THE OFFER

As described below under “Lock-Up Agreements”, the Supporting Shareholders have agreed with PET to tender their Profound Shares (including any Profound Shares acquired on exercise of Profound Options or Performance Warrants) to purchase Profound Shares held by such individuals to the Offer. The Supporting Shareholders beneficially own or exercise control or direction over an aggregate of 4,133,452 Profound Shares, 534,750 Profound Options and 2,092,267 Performance Warrants. It is expected that all Performance Warrants will be surrendered for cancellation as the exercise prices of all Performance Warrants, which range from $6.20 to $10.33 per Profound Share, are out-of-the-money relative to the PET Offer Price. Please refer to the section “Directors and Officers of Profound and Ownership of Securities of Profound” in this Directors’ Circular for the number of Profound Shares and

Profound Options held by the directors and officers of Profound who have entered into Lock-Up Agreements with PET with respect to the tendering of their Profound Shares and to the section “Lock-Up Agreements” in this Directors’ Circular for the terms and conditions of such agreements.

LOCK-UP AGREEMENTS

Pursuant to the Lock-Up Agreements, the Supporting Shareholders have agreed to deposit, pursuant to the Offer, and not withdraw, except in certain circumstances, an aggregate of 4,133,452 Profound Shares (which excludes Profound Shares issuable upon conversion of Options and Performance Warrants held by them), representing approximately 11% of the outstanding Profound Shares. In addition, pursuant to the Lock-Up Agreements, the Supporting Shareholders have agreed conditionally exercise or surrender all Options and Performance Warrants prior to the initial Expiry Time and to tender any Profound Shares acquired prior to the Expiry Time pursuant to the exercise of Profound Options and Performance Warrants. It is expected that all Performance Warrants will be surrendered for cancellation as the exercise prices of all Performance Warrants, which range from $6.20 to $10.33 per Profound Share, are out-of-the-money relative to the PET Offer Price. Under the terms of the Support Agreement, Profound may make a payment to each holder of Performance Warrants of $0.01 for each Performance Warrant such holder agrees to surrender for cancellation.

The Lock-Up Agreements may be terminated by the Supporting Shareholders if the Support Agreement is terminated in accordance with its terms. See the section entitled “The Support Agreement – Termination of Support Agreement” in this Directors’ Circular.

Pursuant to the Lock-Up Agreements, if, during the time that the Offer is outstanding, a Superior Proposal is made to all of the Profound Shareholders and the Non-Completion Fee has been paid to PET, the Supporting Shareholders shall not be required to deposit their Profound Shares to the Offer or may withdraw the Profound Shares deposited to the Offer, as the case may be, in order to permit the Supporting Shareholder to deposit the Profound Shares to the Superior Proposal. See the sections entitled “The Support Agreement – Discharge of Fiduciary Duties” and “The Support Agreement – Non-Completion Fee” in this Directors’ Circular.

THE SUPPORT AGREEMENT

The Offer

On March 30, 2009, PET, PEOC and Profound entered into the Support Agreement pursuant to which PET agreed, subject to the satisfaction of certain conditions set out therein, to make, or to cause an Affiliate of PET to make, the Offer and, upon the satisfaction or waiver of all conditions of the Offer, to take-up and pay for all Profound Shares validly deposited under the Offer and not withdrawn.

PET is permitted under the Support Agreement to, in its sole discretion, modify or waive any term or condition of the Offer, provided that PET will not, without the prior written consent of Profound: (i) change the number of Profound Shares for which the Offer is made; (ii) increase the Minimum Tender Condition; (iii) reduce the Minimum Tender Condition to a percentage lower than 50.1% of the Profound Shares outstanding on a fully-diluted basis (excluding any Profound Shares issued or issuable upon conversion of the Special Warrants) including the number of Profound Shares purchased by PET or its Affiliates during the term of the Offer as permitted by section 2.2(3) of MI 62-104 but excluding any Profound Shares issued or issuable upon conversion of the Special Warrants and any Profound Shares held at the date of the Offer by or on behalf of PET or its Affiliates; (iv) decrease the Maximum Cash Consideration, the Maximum Unit Consideration, or the cash amount and ratio of PET Units offered for each Profound Share; (v) change the form of consideration payable under the Offer (other than to increase the total consideration per Profound Share or provide the Shareholders with an option to choose one or more additional alternative forms of consideration in addition to the forms of consideration contemplated herein); (vi) impose additional conditions to the Offer; or (vii) otherwise amend or vary the Offer or any terms or conditions thereof in a manner adverse to Profound or the Shareholders, provided that a variation consisting solely of a waiver of a condition by PET shall not be an amendment or variation adverse to Profound or the Shareholders.

Approval by the Profound Board

Under the Support Agreement, Profound confirmed to PET that the Profound Board has determined that the Offer is in best interests of Profound and the Profound Shareholders, and to recommend acceptance of the Offer to Profound Shareholders, all on the terms and subject to the conditions of the Support Agreement.

Cease of Existing Discussions and No Solicitation

Pursuant to the Support Agreement, Profound agreed with PET that it shall immediately cease and cause to be terminated all existing discussions, solicitations, initiations, encouragements and negotiations, if any, with any parties (other than PET or its Affiliates) conducted on or before the date of the Support Agreement by Profound or any of the Profound Representatives with respect to any actual or potential Acquisition Proposal.

Profound also agreed in the Support Agreement that it would not authorize or permit any Profound Representatives to, directly or indirectly: (i) solicit, initiate or encourage, or engage in or continue any discussions or negotiations or participate in or take any other action in respect of, or which may reasonably be expected to lead to, an Acquisition Proposal; (ii) provide or furnish to any party any information concerning Profound and its business, properties and assets in respect of, or which may reasonably be expected to lead to, an Acquisition Proposal; (iii) accept, recommend, approve or enter into any agreement to implement an Acquisition Proposal; or (iv) release any party from any confidentiality or standstill agreement between Profound and such party, prior to the expiry of such agreement in accordance with its terms, or amend any such agreement.

Discharge of Fiduciary Duties

The foregoing restrictions do not prevent Profound and the Profound Representatives in the event that Profound receives a Superior Proposal from engaging in discussions or negotiations with any party after the date of the Support Agreement who (without any solicitation, initiation or encouragement, directly or indirectly, by Profound or any of the Profound Representatives after the date of the Support Agreement) seeks to initiate such discussions or negotiations and, subject to execution of a confidentiality and stand-still agreement, furnishing such third party with information concerning Profound and its business, properties and assets, and participating in or taking any other action if, after the fulfillment of certain conditions, the taking of such action would be necessary for the Profound Board to discharge its fiduciary duties under applicable laws. Upon receipt of an Acquisition Proposal, Profound agrees to provide immediate notice thereof to PET and shall provide PET with a written description of any such Acquisition Proposal and any amendments thereto and a copy thereof.

Right to Match in Favour of the Offeror

Pursuant to the Support Agreement, Profound agrees to notify PET immediately if the Profound Board determines that any bona fide written Acquisition Proposal constitutes a Superior Proposal. For a period of two Business Days from the time that Profound notifies PET of the fact that the Profound Board has determined a bona fide written Acquisition Proposal constitutes a Superior Proposal, the Profound Board agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Offer. In addition, during such two Business Days period, Profound shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with PET to make such adjustments in the terms and conditions of the Support Agreement and the Offer as would enable PET to proceed with the Offer as amended rather than the Superior Proposal. In the event PET makes an any offer to amend the Support Agreement and the Offer to provide that Profound Shareholders shall receive a value per Profound Share equal to or having a value greater than the value per Profound Share provided in a Superior Proposal and so advises the Profound Board prior to the expiry of such two Business Days period, the Profound Board, upon determining that such offer is superior to the Superior Proposal, shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not release the party making the Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Offer.

Non-Completion Fee

If at any time after the execution of the Support Agreement and prior to its termination:

(a)	the Profound Board withdraws, modifies or changes, or publicly announces, withdraws, modifies or changes, its recommendations or determinations with respect to the Offer in a manner adverse to PET or resolves to do so or recommends or publicly announces a recommendation that Shareholders accept or vote in favour of another transaction or Acquisition Proposal;

(b)	the Profound Board recommends or approves or publicly announces a recommendation or approval of an Acquisition Proposal;

(c)	the Profound Board shall have failed to reaffirm its recommendation of the Offer by news release within three Business Days after the public announcement of any Acquisition Proposal (or, in the event that the Offer shall be scheduled to expire within such three Business Day period, prior to the scheduled expiry of the Offer);

(d)	another Acquisition Proposal has been publicly announced and not withdrawn prior to the Expiry Time, the Minimum Tender Condition has not been satisfied at the Expiry Time, and such Acquisition Proposal is subsequently completed within twelve months of the Expiry Time;

(e)	Profound enters into any agreement with any person, company or entity with respect to an Acquisition Proposal prior to the Expiry Time; or

(f)	the Support Agreement is terminated by PET pursuant to paragraphs (b)(ii) or (iii) as described below under “Termination of Support Agreement”, or by Profound pursuant to paragraph (j) as described below under “Termination of Support Agreement”, then in any such case Profound shall pay to PET, or as PET otherwise directs, forthwith and in any event within two Business Days after such event, by way of wire transfer of immediately available funds to an account designated by PET (or such other form of consideration as the parties to the Support Agreement may agree), the sum of $1,250,000 (the “Non-Completion Fee”). As of the moment the earliest of any of the events specified in paragraphs (a), (b), (c), (d), (e) or (f) occurs, Profound shall hold such amount in trust for PET.

Any payment of the Non-Completion Fee will be without prejudice to the rights and remedies available to PET in respect of any claim based on any intentional, fraudulent or bad faith breach, failure to comply with or default of the Support Agreement by Profound or the Profound Representatives.

If Profound does not have sufficient financial resources to pay the Non-Completion Fee, then it shall be a condition of (i) any Superior Proposal and (ii) any Acquisition Proposal where Profound or any Affiliate has entered into any agreement to support such Acquisition Proposal that the person making such Acquisition Proposal shall advance or otherwise provide to Profound the cash required for Profound to pay the Non-Completion Fee, which amount shall be so advanced or provided prior to the date on which Profound is required to pay the Non-Completion Fee.

Lock-Up Agreements

See the section entitled “Lock-Up Agreements” in this Directors’ Circular.

Area of Exclusion Agreement

In accordance with the terms of the Support Agreement, Mr. William Davis, President and Chief Executive Officer of Profound and Mr. Nicholas Wemyss, Executive Vice-President and Chief Operating Officer of Profound were required to enter into the Area of Exclusion Agreement which prevent such individuals from being involved in certain aspects of the oil and gas business in certain sections of west central Alberta for a period of 18 months following the take up of Profound Shares under the Offer.

Conduct of Business by Profound

Profound has agreed that (unless: (i) PET has otherwise agreed in writing, acting reasonably and without undue delay; (ii) it is required to do so to preserve or protect life or avoid further injury to any natural person or the environment; (iii) otherwise expressly contemplated or permitted by the Support Agreement; or (iv) required by applicable laws), prior to the Effective Time (unless the Support Agreement is terminated earlier), Profound will conduct its business only in the usual, ordinary and regular course of business, consistent with past practice and in compliance with applicable laws and in accordance with existing budgets and, for greater certainty, where Profound is an operator of any property, Profound has agreed to operate and maintain such property in a proper and prudent manner in accordance with good industry practice and the agreements governing the ownership and operation of such property and that Profound shall use its commercially reasonable efforts to maintain and preserve intact its business organizations, assets and goodwill. Profound has also agreed during such period not to take certain corporate actions and not to undertake certain measures related to the operations of Profound, including making any capital expenditures individually in excess of $25,000 or, collectively, in excess of $100,000, without the prior consent of PET.

Termination of Support Agreement

The Support Agreement may be terminated by notice in writing:

(a)	at any time prior to the Effective Time by mutual written consent of PET and Profound;

(b)	by PET at any time:

(i)	after the Latest Mailing Date if any condition to making the Offer is not satisfied or waived by such date (other than as a result of any breach by PET of any of its obligations under the Support Agreement);

(ii)	if Profound is in default of any material covenant or obligation under the Support Agreement and such default is not curable or, if curable, is not cured by the earlier of the date which is five days from the date of written notice of such breach or default and the Expiry Time; or

(iii)	if any representation or warranty of Profound:

(A)	that is qualified by a reference to a Material Adverse Effect shall be untrue or incorrect in any respect;

(B)	that is not qualified by a reference to a Material Adverse Effect shall be untrue or incorrect in any respect unless the failure to be true or correct has not had or would not reasonably be expected to have, a Material Adverse Effect on Profound (and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored); or

(C)	as to Profound’s share capital on an undiluted and fully-diluted basis shall be untrue or incorrect (except for changes thereto resulting from the issuance of Profound Shares under the terms of Profound Options or Profound Warrants), and such breach, default or inaccuracy is not curable or, if curable, is not cured by the earlier of the date which is five days from the date of written notice of such breach, default or inaccuracy and the Expiry Time;

(c)	by Profound at any time:

(i)	after the Latest Mailing Date if all of the conditions to making the Offer were satisfied on the Latest Mailing Date and PET has refused to make the Offer or does not mail the Offer by the Latest Mailing Date (other than as a result of any act of Profound or breach by Profound of any of its obligations under the Support Agreement);

(ii)	if PET is in default of any material covenant or obligation under the Support Agreement and such default is not curable or, if curable, is not cured by the earlier of the date which is five days from the date of written notice of such breach or default and the Expiry Time; or

(iii)	if any representation or warranty of PET under the Support Agreement:

(A)	that is qualified by a reference to a Material Adverse Effect shall be untrue or incorrect in any respect; or

(B)	that is not qualified by a reference to a Material Adverse Effect shall be untrue or incorrect in any respect unless the failure to be true or correct has not had or would not reasonably be expected to have, a Material Adverse Effect on PET (and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored);

and such breach, default or inaccuracy is not curable or, if curable, is not cured by the earlier of the date which is five days from the date of written notice of such breach, default or inaccuracy and the Expiry Time;

(d)	by PET or Profound if the Effective Time has not occurred within 60 days following the Expiry Time unless the failure of the Offeror to take up and pay for the Profound Shares arises as a result of the breach by Profound of any material covenant or obligation under the Support Agreement or as a result of any representation or warranty of Profound in the Support Agreement being materially untrue or incorrect provided, however, that if PET’s take-up and payment for Profound Shares deposited under the Offer is delayed by:

(i)	an injunction or order made by a court of competent jurisdiction or a governmental authority; or

(ii)	PET not having obtained any regulatory approval that is necessary to permit PET to take up and pay for Profound Shares deposited under the Offer or necessary for Profound to continue to carry on its business as currently conducted;

then, provided that such injunction or order is being actively contested or appealed by PET or such regulatory approval is being actively sought by PET, as applicable, the Support Agreement shall not be terminated by Profound pursuant to this paragraph (d) until the earlier of: (i) the tenth Business Day following the date on which such injunction or order ceases to be in effect or such regulatory approval is obtained, as applicable; and (ii) 90 days following the initial Expiry Time;

(e)	by PET if any condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer and PET shall not elect to waive such condition, unless the failure of such condition shall be due to the failure of PET to perform the obligations required to be performed by it thereunder;

(f)	by either PET or Profound if the Non-Completion Fee becomes payable (provided that for the purposes of a termination by Profound, Profound must have first paid such Non-Completion Fee);

(g)	by PET if there shall have occurred any Material Adverse Change with respect to Profound;

(h)	by Profound if there shall have occurred any Material Adverse Change with respect to PET;

(i)	by either PET or Profound if a governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Support Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate the Support Agreement pursuant to this paragraph (i) shall have used all commercially reasonable efforts to remove such order, decree, ruling or injunction; or

(j)	by Profound if:

(i)	the Profound Board has received a Superior Proposal through no breach of the provisions of the Support Agreement described under “Cease of Existing Discussions and No Solicitation” by Profound or the Profound Representatives;

(ii)	Profound has notified PET in writing of the existence of a Superior Proposal in accordance with the Support Agreement;

(iii)	following receipt by PET of such notice and a copy of the Superior Proposal, a period of at least two Business Days has elapsed;

(iv)	taking into account any revised proposal made by PET pursuant to the Support Agreement, such Superior Proposal remains a Superior Proposal; and

(v)	Profound has tendered payment of the non-completion fee payable pursuant to the Support Agreement to PET or its designee.

For greater certainty, each paragraph and subparagraph set out above is independent of and in addition to each other paragraph and subparagraph and may be asserted irrespective of whether any other such paragraph or subparagraph may be asserted in connection with any particular event, occurrence or state of facts.

THE FINANCING

Pursuant to the Special Warrant Agreement, PET purchased 9,224,310 Special Warrants at a price of $0.75 per Special Warrant on April 14, 2009. Each Special Warrant will entitle PET to one Profound Share upon the conversion of such Special Warrant.

The subscription funds for the Special Warrants are being held in escrow until such time as they are converted or redeemed. The Special Warrants will convert into Profound Shares if the Offeror does not take up and pay for a minimum of 50.1% of the Profound Shares pursuant to the Offer. For the purposes of such calculation, any shares issued or issuable to PET pursuant to the Special Warrants will not be included. There are also a number of other conditions upon which the Special Warrants will be automatically converted into Profound Shares. In addition, PET will have, at all times prior to redemption or conversion, the ability to convert the Special Warrants into Profound Shares. Upon the conversion of the Special Warrants into Profound Shares, Profound will receive the escrowed funds along with all earned interest on such funds.

PET will have the right to require Profound to redeem the Special Warrants if the Offeror takes up and pays for a minimum of 50.1% of the Profound Shares pursuant to the Offer. For the purposes of such calculation, any Profound Shares issued or issuable to PET pursuant to the Special Warrants will not be included. In addition, upon the occurrence of certain events PET will have the right to require Profound to redeem the Special Warrants. On the occurrence of an event which entitles PET to require the redemption of the Special Warrants, PET will have the option to require the redemption of the Special Warrants or to convert the Special Warrants into Profound Shares.

In addition, the Special Warrant Agreement provides that in the event that Profound receives a Superior Proposal and as a result the Non-Completion Fee becomes payable, PET will be required to tender or vote their Profound Shares received upon conversion of the Special Warrants in favour of such Superior Proposal, if Profound Shareholders (other than PET) holding in excess of 50.1% of the Profound Shares tender or vote their Profound Shares in favour of such Superior Proposal.

The full terms and conditions of the Special Warrants are set out in the Special Warrant Agreement which is available on SEDAR at www.sedar.com.

SHAREHOLDER RIGHTS PLAN

Profound implemented the Profound Rights Plan on March 30, 2009. Pursuant to the Profound Rights Plan, each outstanding Profound Share also represents one Right. The Rights separate from the Profound Shares and are exercisable ten trading days after the earlier of: (a) the date that a person, or Profound, announces that the person has become the beneficial owner of 20% or more of the Profound Shares (an “Acquiring Person”), subject to certain exceptions and the grandfathering of existing holders of 20% or more of the Profound Shares until such time as they acquire an additional 0.25% of the Profound Shares; and (b) the making of a take-over bid, other than a “Permitted Bid” or “Competing Permitted Bid” (as such terms are defined in the Profound Rights Plan), subject to deferral of such separation time by the Profound Board.

Completion of a transaction in or pursuant to which a person becomes an Acquiring Person (subject to certain exceptions, including acquisitions pursuant to a “Permitted Bid” and the grandfathering of existing holders of 20% or more of the Profound Shares until such time as they acquire an additional 0.25% of the Profound Shares) constitutes a “Flip-in Event” (as such term is defined under the Profound Rights Plan). Ten (10) trading days after the occurrence of a “Flip-in Event”, each Right (other than Rights held by an Acquiring Person or a transferee of an Acquiring Person) will permit the holders thereof to purchase at an exercise price of $50 that number of Profound Shares having an aggregate market price on the date of the “Flip-in Event” equal to $100, subject to adjustment in accordance with the terms of the Profound Rights Plan. The Profound Board may, prior to the occurrence of a “Flip-in Event”, waive the application of the Profound Rights Plan to a particular “Flip-in Event”.

The Profound Rights Plan allows for take-over bids by way of “Permitted Bid” which requires, among other things, that the take-over bid must be outstanding for a minimum period of 35 days. The Offer is a “Permitted Bid” under the Profound Rights Plan. As such, the Offer does not and will not trigger the occurrence of the separation time, and the take-up of Profound Shares by the Offeror pursuant to the Offer will not constitute a Flip-in Event.

OWNERSHIP OF SECURITIES OF PROFOUND

Directors and Officers of Profound

The names of the directors and officers of Profound and the respective numbers of Profound Shares and Profound Options beneficially owned, directly or indirectly, or over which control or direction is exercised, as at the date hereof, by each director and officer of Profound are as follows:

Name and Position	Profound Shares Owned, Directly or Indirectly, or Over Which Control or Direction is Exercised (undiluted)		Profound Options		Profound Shares Owned, Directly or Indirectly, or Over Which Control or Direction is Exercised (fully diluted)
	Number	Percentage(1)	Number	Percentage(2)	Number	Percentage(3)
William T. Davis(4) Director, President and Chief Executive Officer	1,144,994	3.08	125,000	14.74	1,269,994	3.34

Name and Position	Profound Shares Owned, Directly or Indirectly, or Over Which Control or Direction is Exercised (undiluted)		Profound Options		Profound Shares Owned, Directly or Indirectly, or Over Which Control or Direction is Exercised (fully diluted)
	Number	Percentage(1)	Number	Percentage(2)	Number	Percentage(3)
Nicholas R. Wemyss(5) Director, Executive Vice President and Chief Operating Officer	1,118,645	3.01	94,000	11.08	1,212,645	3.19
Robert Cook(6) Director	—	—	—	—	—	—
George K. Chow(7) Director and Non-Executive Chairman	122,000	0.33	—	—	122,000	0.32
Keith E. Macdonald Director	88,750	0.24	—	—	88,750	0.23
Richard Bonnycastle Director	500,000	1.35	—	—	500,000	1.31
Evelyn I. Burnett(8) Vice President, Finance and Chief Financial Officer	140,566	0.38	65,000	7.67	205,566	0.54
Kevin T. Orriss(9) Vice President, Land	269,260	0.73	71,250	8.40	340,510	0.90
Karl Rumpf(10) Vice-President, Exploration	150,766	0.40	65,000	7.67	215,766	0.57
Allan Grabas(11) Vice President, Engineering	278,725	0.75	65,000	7.67	343,725	0.91
Jay P. Reid(12) Corporate Secretary	56,000	0.15	7,000	0.83	63,000	0.17

TOTALS	3,869,706	10.42	492,250	58.05	4,361,956	11.48

Notes:

(1)	Percentage calculated on an undiluted basis. There are currently 37,129,008 issued and outstanding Profound Shares.

(2)	Percentage calculated based on the number of options outstanding. There are currently outstanding Profound Options entitling the holders to acquire an aggregate 848,000 Profound Shares.

(3)	Percentage calculated on a fully diluted basis including 848,000 Profound Shares issuable pursuant to the exercise of outstanding Profound Options but not including 2,734,733 Profound Shares issuable pursuant to exercise of outstanding Performance Warrants, which are all currently out-of-the-money based on the PET Offer Price. Including the Profound Shares issuable on outstanding Profound Options, there are 37,977,008 Profound Shares.

(4)	Mr. Davis also holds Performance Warrants to acquire an additional 545,600 Profound Shares, which represents 19.95% of the total outstanding Performance Warrants.

(5)	Mr. Wemyss also holds Performance Warrants to acquire an additional 406,000 Profound Shares, which represents 14.85% of the total outstanding Performance Warrants.

(6)	Mr. Cook also holds Performance Warrants to acquire an additional 36,666 Profound Shares, which represents 1.34% of the total outstanding Performance Warrants.

(7)	Mr. Chow also holds Performance Warrants to acquire an additional 36,667 Profound Shares, which represents 1.34% of the total outstanding Performance Warrants.

(8)	Ms. Burnett also holds Performance Warrants to acquire an additional 200,000 Profound Shares, which represents 7.31% of the total outstanding Performance Warrants.

(9)	Mr. Orriss also holds Performance Warrants to acquire an additional 300,000 Profound Shares, which represents 10.97% of the total outstanding Performance Warrants.

(10)	Mr. Rumpf also holds Performance Warrants to acquire an additional 250,000 Profound Shares, which represents 9.14% of the total outstanding Performance Warrants.

(11)	Mr. Grabas also holds Performance Warrants to acquire an additional 230,000 Profound Shares, which represents 8.41% of the total outstanding Performance Warrants.

(12)	Mr. Reid also holds Performance Warrants to acquire an additional 10,000 Profound Shares, which represents 0.37% of the total outstanding Performance Warrants.

As of the date hereof, the directors and officers of Profound and, to the knowledge of the directors and officers of Profound, after reasonable enquiry, and their respective associates, as a group beneficially own, directly or indirectly, or exercise control or direction over 3,869,706 Profound Shares and 492,250 Profound Options representing approximately 10.4% of all issued and outstanding Profound Shares (prior to issuance of Profound Shares upon the exercise of any Profound Options), and representing approximately 11.5% of the outstanding Profound Shares, on a fully diluted basis (not including Profound Shares issuable on exercise of outstanding Performance Warrants).

Other Holders of Securities of Profound

Except as noted below, the directors and officers of Profound, after reasonable enquiry, do not know of any insider of Profound, other than the directors or officers of Profound, or any associate or Affiliate of Profound or any insider of Profound, or any person acting jointly or in concert with Profound, who beneficially own or exercise control or direction over any securities of Profound as at the date of this Directors’ Circular.

ARC Equity Management (Fund 5) Ltd., as the general partner of ARC Energy Fund 5 Canadian Limited Partnership, ARC Energy Fund 5 United States Limited Partnership and ARC Energy Fund 5 International Limited Partnership (collectively “ARC Energy Fund 5”), together with ARC Energy Venture Fund 4, exercise control or direction over an aggregate of hold 11,522,149 Profound Shares, representing approximately 31% of the current outstanding Profound Shares. The foregoing information has been derived from early warning reports filed by ARC Energy Fund 5 on SEDAR at www.sedar.com and insider reports filed by ARC Energy Fund 5 and ARC Energy Venture Fund 4 on SEDI at www.sedi.ca.

OWNERSHIP OF SECURITIES OF PET AND THE OFFEROR

Other than disclosed in the table below, none of Profound, the directors or officers of Profound or, to the knowledge of the directors and officers of Profound, after reasonable inquiry, any insider of Profound, other than the directors or officers of Profound, any associate or Affiliate of Profound or any insider of Profound, or any person acting jointly or in concert with Profound, owns, directly or indirectly, or exercises control or direction over, any securities of any class of securities of PET or the Offeror.

Name and Position with Profound	PET Units Owned, Directly or Indirectly, or Over Which Control or Direction is Exercised
	Number	Percentage
William T. Davis President and Chief Executive Officer	6,000	< 0.01%

RELATIONSHIP BETWEEN OFFEROR OR PET AND

THE DIRECTORS AND OFFICERS OF PROFOUND

None of the directors or officers of Profound are directors or officers of PET or PEOC, or any of their subsidiaries or Affiliates. Other than arrangements described below or contained in the Support Agreement, the Lock-Up Agreements and the Area of Exclusion Agreement described herein, there are no other arrangements, agreements, commitments or understandings made or proposed to be made between PET or the Offeror and any person or entity which owns more than 10% of the Profound Shares, or between PET or the Offeror and any of the directors or officers of Profound. Other than as described below, there are no arrangements or agreements made or proposed to be made between PET or the Offeror and any of the directors or officers of Profound with respect to compensation of the directors or officers of Profound for their loss of office or as to their remaining in or retiring from office if the Offer is successful.

Pursuant to the Support Agreement, PET has agreed that for a period of five years after the Effective Time, PET will cause Profound or any successor to Profound to maintain in effect Profound’s current directors’ and officers’ insurance policy or an equivalent policy of directors’ and officers’ liability insurance containing terms and conditions that are no less advantageous to directors and officers of Profound than those contained in the current policies of Profound covering claims made prior to or within five years after the Effective Time.

In connection with the anticipated acquisition of Profound by the Offeror, PET or one or more Affiliates of PET intend to offer to employ certain officers and other employees of Profound following, and conditional upon completion of, the acquisition of all of the Profound Shares by the Offeror. Any offer(s) of employment shall be on terms substantially equivalent to such person’s employment with Profound, with such adjustments as may be required to reflect each person’s continuing role with PET. These arrangements will only be offered to officers and other employees of Profound who, as at the date the Offer was publicly announced, beneficially own or exercise control or direction over (together with their associates) less than 1% of the outstanding Profound Shares. The offers of employment will not be offered for the purpose, in whole or in part, of increasing the amount of the consideration paid to any such officers or other employees who are Profound Shareholders for Profound Shares deposited by them under the Offer or providing an incentive for them to deposit Profound Shares under the Offer and the making of any such offer will not, by its terms, by conditional on the officer or other employee supporting the Offer in any manner.

The Support Agreement provides that Profound must use its commercially reasonable best efforts to ensure that all holders of Profound Options and/or Performance Warrants either: (i) exercise their Profound Options and/or Performance Warrants and tender all Profound Shares issued in connection therewith to the Offer; or (ii) cancel, terminate or surrender the rights to exercise or convert, as the case may be, any of such Profound Options and/or Performance Warrants, prior to the Expiry Time. Pursuant to the Support Agreement, PET has agreed to cooperate with Profound in implementing one or more mechanisms (including loans made by Profound or PET to the holders thereof) to facilitate the exercise of all Profound Options and Performance Warrants to be exercised and tendered pursuant to the Offer.

AGREEMENTS BETWEEN PROFOUND AND THE

DIRECTORS AND OFFICERS OF PROFOUND

Other than as described below, there are no arrangements, agreements, commitments or understandings made or proposed to be made between Profound and any of the directors or officers of Profound pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to remaining in or retiring from office if the Offer is successful.

The employment agreements between each of Mr. Davis and Mr. Wemyss and Profound state that in the event that the executive’s employment is terminated for a reason that does not constitute just cause without notice of termination, or if the executive elects to terminate employment with Profound within six months of a “Change of Control” (as such term is defined in the employment agreements), Profound shall pay the executive, within ten (10) business days of the Executive’s Termination Date: (a) all salary earned, but not yet paid, up to the Executive’s Termination Date, less required withholdings; (b) all vacation pay and expenses due and owing as of the Executive’s Termination Date, less required withholdings; and (c) a lump sum payment equal to the sum of (i) twelve (12) months of the executive’s base salary as of the Executive’s Termination Date and four months salary for each year of service completed, less required withholdings, to a maximum of two years salary; and (ii) a payment, less required withholdings, equal to not more than 8% of the amount calculated in (i) to compensate the executive for loss of employee benefits.

The employment agreements between each of Ms. Burnett, Mr. Grabas, Mr. Orriss and Mr. Rumpf and Profound state that in the event that the executive’s employment is terminated for a reason that does not constitute just cause without notice of termination, or if the executive elects to terminate employment with Profound within six months of a “Change of Control” (as such term is defined in the employment agreements), Profound shall pay the executive, within ten (10) business days of the Executive’s Termination Date: (a) all salary earned, but not yet paid, up to the Executive’s Termination Date, less required withholdings; (b) all vacation pay and expenses due and owing as of the Executive’s Termination Date, less required withholdings; and (c) a lump sum payment equal to the sum of (i) six (6) months of the executive’s base salary as of the Executive’s Termination Date and two months salary for each year of service completed, less required withholdings; and (ii) a payment, less required withholdings, equal to not more than 8% percent of the amount calculated in (i) to compensate the executive for loss of employee benefits.

In addition to the severance payments provided pursuant to the employment agreements under the terms of the Profound Stock Option Plan, all unvested Profound Options will vest to allow the holders of such Profound Options to tender the Profound Shares purchased on the exercise of the Profound Options to the Offer. Pursuant to the Share Option Plan, Profound has granted Profound Options to directors, officers, employees and consultants of Profound. As at April 17, 2009, Profound had outstanding Profound Options entitling the holders thereof to purchase an aggregate of 848,000 Profound Shares at an average exercise price of $0.57 per Profound Share. The Support Agreement provides that Profound must use its commercially reasonable best efforts to ensure that all holders of Profound Options and/or Performance Warrants either: (i) exercise their Profound Options and/or Performance Warrants and tender all Profound Shares issued in connection therewith to the Offer; or (ii) cancel, terminate or surrender the rights to exercise or convert, as the case may be, any of such Profound Options and/or Performance Warrants, prior to the Expiry Time. Pursuant to the Support Agreement, PET has agreed to cooperate with Profound in implementing one or more mechanisms (including loans made by Profound or PET to the holders thereof) to facilitate the exercise of all Profound Options and Performance

Warrants to be exercised and tendered pursuant to the Offer. Under the terms of the Support Agreement, Profound may make a payment to each holder of Performance Warrants of $0.01 for each Performance Warrant such holder agrees to surrender for cancellation.

Certain officers of Profound including Evelyn Burnett, Vice President, Finance and Chief Financial Officer, Allan Grabas, Vice President, Engineering, Kevin T. Orriss, Vice President, Land and Karl Rumpf, Vice President, Exploration, are expected to be offered loans from Profound to permit such individuals to exercise their Options. Ms. Burnett, Mr. Grabas, Mr. Orriss and Mr. Rumpf have disclosed to the Special Committee the value that such individuals will receive pursuant to the sale under the Offer of the Profound Shares held by such individuals including Profound Shares issuable on exercise of the Options held by such individuals. The Special Committee, acting in good faith, has determined that the value of the benefit to be received as a result of the loan that may be extended to each of Ms. Burnett, Mr. Grabas, Mr. Orriss and Mr. Rumpf is less than 5% of the amount to be received respectively by each of Ms. Burnett, Mr. Grabas, Mr. Orriss and Mr. Rumpf under the terms of the Offer pursuant to the sale of Profound Shares held by such individuals, including Profound Shares issuable on exercise of the Options held by such individuals.

Pursuant to the Support Agreement, PET has agreed to honour all existing employment agreements of Profound. In the event the employees above elect to terminate their employment with Profound at the Effective Time, such officers will be eligible to receive the amounts set out opposite the name of such officers in the table below.

Name and Position of Officer	Severance Amount
William T. Davis President and Chief Executive Officer	$369,000
Nicholas Wemyss Executive Vice President and Chief Operating Officer	$333,000
Evelyn Burnett Vice President, Finance and Chief Financial Officer	$135,000
Allan Grabas Vice President, Engineering	$135,000
Kevin T. Orriss Vice President, Land	$135,000
Karl Rumpf Vice President, Exploration	$135,000

INTERESTS OF DIRECTORS AND OFFICERS IN

MATERIAL TRANSACTIONS WITH PET OR THE OFFEROR

Other than the Support Agreement, the Lock-Up Agreements and the Area of Exclusion Agreement or as referred to above in “Agreements Between Profound and the Directors and Officers of Profound”, none of the directors or officers of Profound or their associates or, to the knowledge of the directors and officers of Profound, after reasonable enquiry, any person or company who owns more than 10% of any class of equity securities of Profound, has any interest in any material contract or transaction to which PET or the Offeror is a party.

TRADING IN SECURITIES OF PROFOUND BY DIRECTORS AND OFFICERS

Neither Profound nor any of the directors, officers or other insiders of Profound and to the knowledge of the directors and officers of Profound, after reasonable enquiry, none of the associates or Affiliates of Profound or any insiders of Profound, nor any person or company acting jointly or in concert with Profound has traded in securities of Profound during the six month period preceding the date of this Directors’ Circular except as follows:

Name	Date	Number of Profound Shares	Transaction Type	Purchase/Sale Price ($)
ARC Energy Fund 5	2009-01-08	238,000	Acquisition in the public market	0.75
William T. Davis	2008-10-29	10,000	Disposition in the public market	1.12
	2008-11-12	2,847	Acquisition pursuant to ESPP	0.900
	2008-12-11	4,270	Acquisition pursuant to ESPP	0.600
	2008-12-11	33,000	Acquisition in the public market	0.550
	2008-12-12	5,000	Acquisition in the public market	0.560
	2008-12-15	31,800	Acquisition in the public market	0.590
	2008-12-15	313,800	Acquisition in the public market	0.590
	2008-12-18	60,000	Acquisition in the public market	0.520
	2008-12-18	20,000	Acquisition in the public market	0.460
	2008-12-19	25,000	Acquisition in the public market	0.520
	2008-12-23	30,000	Acquisition in the public market	0.440
	2009-01-14	3,203	Acquisition pursuant to ESPP	0.800
	2009-02-13	3,660	Acquisition pursuant to ESPP	0.700
	2009-03-12	4,927	Acquisition pursuant to ESPP	0.520
	2009-04-09	2,017	Acquisition pursuant to ESPP	1.270
Nicholas R. Wemyss	2008-11-12	2,569	Acquisition pursuant to ESPP	0.900
	2008-11-18	100,000	Acquisition in the public market	0.950
	2008-12-11	3,854	Acquisition pursuant to ESPP	0.600
	2008-12-11	1,500	Acquisition in the public market	0.540
	2008-12-15	200,000	Acquisition in the public market	0.590
	2008-12-16	36,500	Acquisition in the public market	0.540
	2008-12-30	236,000	Acquisition in the public market	0.580
	2009-01-14	2,890	Acquisition pursuant to ESPP	0.800
	2009-02-13	3,303	Acquisition pursuant to ESPP	0.700
	2009-03-12	4,447	Acquisition pursuant to ESPP	0.520
	2009-04-09	1,820	Acquisition pursuant to ESPP	1.270
George K. Chow	2008-11-24	50,000	Disposition in the public market	0.750
	2008-12-31	50,000	Acquisition in the public market	0.580
Evelyn Burnett	2008-10-16	2,000	Acquisition in the public market	1.210
	2008-11-12	2,083	Acquisition pursuant to ESPP	0.900
	2008-12-11	3,125	Acquisition pursuant to ESPP	0.600
	2008-12-16	7,000	Acquisition in the public market	0.540
	2009-01-14	2,343	Acquisition pursuant to ESPP	0.800
	2009-02-13	2,678	Acquisition pursuant to ESPP	0.700
	2009-03-12	3,605	Acquisition pursuant to ESPP	0.520
	2009-04-09	1,476	Acquisition pursuant to ESPP	1.270

Name	Date	Number of Profound Shares	Transaction Type	Purchase/Sale Price ($)
Kevin T. Orriss	2008-11-12	2,083	Acquisition pursuant to ESPP	0.900
	2008-12-11	3,125	Acquisition pursuant to ESPP	0.600
	2008-12-23	10,000	Acquisition in the public market	0.470
	2009-01-14	2,343	Acquisition pursuant to ESPP	0.800
	2009-02-13	2,678	Acquisition pursuant to ESPP	0.700
	2009-03-12	3,605	Acquisition pursuant to ESPP	0.520
	2009-04-07	7,600	Disposition in the public market	1.270
	2009-04-09	1,476	Acquisition pursuant to ESPP	1.270
Karl Rumpf	2008-11-12	2,083	Acquisition pursuant to ESPP	0.900
	2008-12-11	3,125	Acquisition pursuant to ESPP	0.600
	2009-01-14	2,343	Acquisition pursuant to ESPP	0.800
	2009-02-13	2,678	Acquisition pursuant to ESPP	0.700
	2009-03-12	3,605	Acquisition pursuant to ESPP	0.520
	2009-04-09	1,476	Acquisition pursuant to ESPP	1.270
Allan Grabas	2008-11-12	2,083	Acquisition pursuant to ESPP	0.900
	2008-12-11	3,124	Acquisition pursuant to ESPP	0.600
	2008-12-19	9,400	Acquisition in the public market	0.485
	2008-12-22	10,000	Acquisition in the public market	0.460
	2008-12-22	10,000	Acquisition in the public market	0.455
	2009-01-14	2,343	Acquisition pursuant to ESPP	0.800
	2009-02-13	2,677	Acquisition pursuant to ESPP	0.700
	2009-03-12	3,605	Acquisition pursuant to ESPP	0.520
	2009-04-09	1,475	Acquisition pursuant to ESPP	1.270

ISSUANCES OF PROFOUND SHARES

Except as set forth below, there have been no Profound Shares or securities convertible into Profound Shares issued to any director or officer of Profound during the two year period preceding the date of the Offer:

Name	Date	Number of Profound Shares(1)	Transaction Type	Purchase/Exercise Price ($)
Richard Bonnycastle	2008-06-03	55,000	Grant of Options(3)	4.39
Evelyn I. Burnett	2007-11-19	200,000	Grant of Performance Warrants	—	(6)
	2007-11-27	150,000	Grant of Options(5)	3.15
	2008-04-07	90,000	Grant of Options(5)	3.72
	2008-12-17	65,000	Grant of Options	0.56
George K. Chow	2007-11-19	36,667	Grant of Performance Warrants	—	(6)
	2007-11-27	50,000	Grant of Options(2)	3.15
	2008-04-07	30,000	Grant of Options(2)	3.72
Robert Cook	2007-11-19	36,666	Grant of Performance Warrants	—	(6)
	2007-11-27	40,000	Grant of Options(2)	3.15
	2008-04-07	25,000	Grant of Options(2)	3.72

Name	Date	Number of Profound Shares(1)	Transaction Type	Purchase/Exercise Price ($)
William T. Davis	2007-11-19	545,600	Grant of Performance Warrants	—	(6)
	2007-11-27	360,000	Grant of Options(5)	3.15
	2008-04-07	140,000	Grant of Options(5)	3.72
	2008-12-17	125,000	Grant of Options	0.56
Allan Grabas	2007-11-19	230,000	Grant of Performance Warrants	—	(6)
	2007-11-27	165,000	Grant of Options(5)	3.15
	2008-04-07	90,000	Grant of Options(5)	3.72
	2008-12-17	65,000	Grant of Options	0.56
Keith E. Macdonald	2007-11-27	40,000	Grant of Options(5)	3.15
	2008-04-07	25,000	Grant of Options(4)	3.72
Kevin T. Orriss	2007-11-19	300,000	Grant of Performance Warrants	—	(6)
	2007-11-27	205,000	Grant of Options(5)	3.15
	2008-04-07	80,000	Grant of Options(5)	3.72
	2008-12-17	71,250	Grant of Options	0.56
Jay P. Reid	2007-11-19	20,000	Grant of Options(5)	3.15
	2007-11-19	10,000	Grant of Performance Warrants	—	(6)
	2008-04-07	8,000	Grant of Options(5)	3.72
	2008-12-17	7,000	Grant of Options	0.56
Karl Rumpf	2007-11-19	250,000	Grant of Performance Warrants	—	(6)
	2007-11-27	180,000	Grant of Options(5)	3.15
	2008-04-07	80,000	Grant of Options(5)	3.72
	2008-12-17	65,000	Grant of Options	0.56
Nicholas R. Wemyss	2007-11-19	406,000	Grant of Performance Warrants	—	(6)
	2007-11-27	270,000	Grant of Options(5)	3.15
	2008-04-07	105,000	Grant of Options(5)	3.72
	2008-12-17	94,000	Grant of Options	0.56

Notes:

(1)	Where issuance is of Profound Options or Performance Warrants, indicates the number of Profound Shares available for purchase under such Profound Options or Performance Warrants.

(2)	These Profound Options were cancelled December 5, 2008.

(3)	These Profound Options were cancelled December 8, 2008.

(4)	These Profound Options were cancelled December 9, 2008.

(5)	These Profound Options were cancelled December 22, 2008.

(6)	The Performance Warrants were issued in five series with exercise prices of $6.20, $7.23, $8.25, $9.28 and $10.33.

MATERIAL CHANGES AND OTHER INFORMATION

Other than entering into the Support Agreement and Special Warrant Agreement and as otherwise described or referred to herein or in the Offering Circular, the directors and officers of Profound are not aware of any information that indicates any material change in the affairs of Profound since December 31, 2008, the date of the last published financial statements of Profound.

There is no other information not disclosed herein but known to the directors and officers of Profound which would reasonably be expected to affect the decision of Profound Shareholders to accept or reject the Offer.

RESPONSES TO THE OFFER

Except as otherwise described or referred to herein, Profound has not entered into any transaction, agreement in principle, or signed any contract or passed any resolution in response to the Offer nor are there any negotiations underway in response to the Offer which relate to or would result in: (i) an extraordinary transaction such as a merger or reorganization involving Profound; (ii) the purchase, sale or transfer of a material amount of assets of Profound; (iii) a competing take-over bid; (iv) a bid by Profound for its own securities or those of another issuer; or (v) any material change in the present capitalization or dividend policy of Profound.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides Profound Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to such Profound Shareholders. However, such rights must be exercised within prescribed time limits. Profound Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular have been approved and the sending, delivery and the distribution thereof have been authorized by the Profound Board.

CERTIFICATE

April 24, 2009

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

On behalf of the Board of Directors

(signed) “William T. Davis”	(signed) “George Chow”
William T. Davis	George Chow
Director, President and Chief Executive Officer	Director

SCHEDULE “A”

FAIRNESS OPINION

April 23, 2009

The Board of Directors of

Profound Energy Inc.

380, 435 – 4th Avenue S.W.

Calgary, Alberta T2P 3A8

To the Board of Directors of Profound Energy Inc.:

We understand that Profound Energy Inc. (“Profound”) has entered into a support agreement (“Support Agreement”) with Paramount Energy Trust and Paramount Energy Operating Corp. (collectively, “Paramount”) dated March 30, 2009, whereby it has been agreed that Paramount will offer to acquire, or will cause an affiliate of Paramount to offer to acquire, pursuant to a take-over bid (the “Offer”), all of the issued and outstanding common shares and associated rights of Profound (“Profound Shares”) including Profound Shares which may be issued upon the exercise of options to acquire Profound Shares, performance warrants to acquire Profound Shares or other securities convertible or exchangeable into Profound Shares, in exchange for trust units of Paramount (“Paramount Units”), cash or a combination of Paramount Units and cash (the “Offer”). The holders of Profound Shares (the “Profound Shareholders”) will receive, for each Profound Share taken-up pursuant to the Offer, at the election of the holder thereof, either: (i) $1.34 in cash; (ii) 0.394 of a Paramount Unit; or (iii) any combination thereof for each Profound Share, subject to a maximum of $15,000,000 cash and the number of Paramount Units equal to: (i) 0.394 multiplied by (ii) the difference between (A) the number of Profound Shares outstanding (on a fully diluted basis) on the initial take-up date under the Offer (excluding any Profound Shares issued or issuable upon conversion of the special warrants of Profound (the “Special Warrants”) and any Profound Shares owned by Paramount or any of its affiliates as of the date of the Support Agreement) and (B) 11,194,029. Completion of the Offer will be subject to a number of terms and conditions which must either be satisfied or waived including, among other things: (i) there shall have been deposited under the Offer and not withdrawn not less than 66  2/3% of the Profound Shares outstanding on a fully-diluted basis (excluding any Profound Shares issued or issuable upon conversion of the Special Warrants) other than Profound Shares held at the date of the Offer by or on behalf of Paramount or its affiliates or any Profound Shares issued or issuable upon conversion of the Special Warrants; (ii) all requisite regulatory approvals, including Competition Act approvals; and (iii) receipt of all other consents and approvals. The terms and conditions of the Offer are more fully described in the Offer. We understand that pursuant to Lock-up Agreements, certain Profound Shareholders, including certain officers and members of the Board of Directors of Profound (the “Board”), have agreed to tender their Profound Shares to the Offer.

FirstEnergy’s Engagement

The Special Committee of the Board (the “Special Committee”) formally retained FirstEnergy Capital Corp. (“FirstEnergy”) pursuant to an engagement agreement dated March 9, 2009, and amended March 26, 2009, to among other things, provide financial advice to the Special Committee and the Board and our opinion (“Opinion”) as to the fairness, from a financial point of view, of the consideration to be received by the Profound Shareholders pursuant to the Offer (the “Engagement”). In consideration for our services, including our Opinion, FirstEnergy is to be paid a fee and is to be reimbursed for reasonable out-of-pocket expenses. In addition, FirstEnergy is to be indemnified by Profound under certain circumstances. We have not been engaged to prepare, and have not prepared, a valuation or appraisal of Profound or any of Profound’s assets or liabilities and our Opinion should not be construed as such.

FirstEnergy consents to the inclusion of the Opinion in its entirety and a summary thereof in the Directors’ Circular and to the filing thereof, as necessary, by Profound and/or Paramount with the Toronto Stock Exchange and the securities commissions or similar regulatory authorities in each province of Canada.

Credentials of FirstEnergy

FirstEnergy is a registered investment dealer focusing on Canadian companies participating in oil and gas exploration, production and services, energy transportation, electricity generation, energy technologies and energy income trusts. FirstEnergy is one of the leading investment banking firms providing corporate finance, mergers and acquisitions, equity sales, research and trading services to companies active in or investing in the energy industry. The Opinion expressed herein is the opinion of FirstEnergy and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture, and valuation matters.

Independence of FirstEnergy

None of FirstEnergy, its affiliates or associates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)), or a related entity of Profound, Paramount, or any of their respective associates or affiliates. FirstEnergy is not acting as an advisor to Profound, Paramount, or any of their respective associates or affiliates in connection with any other matter, other than acting as financial advisor to Profound as outlined above.

FirstEnergy acts as a trader and dealer, both as principal and agent, in all major financial markets in Canada and, as such, may have had today or in the future have positions in the securities of Profound and Paramount, and from time to time, may have executed or may execute transactions on behalf of Profound, Paramount or clients for which it received or may receive compensation. In addition, as an investment dealer, FirstEnergy conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on issues and investment matters, including with respect to Profound and Paramount.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

(a)	the Draft Directors’ Circular of Profound dated April 23, 2009;

(b)	the Draft Take-over Bid Circular of 1463072 Alberta Ltd., an indirect wholly-owned subsidiary of Paramount, dated April 23, 2009;

(c)	the offer letters submitted by Paramount to Profound dated March 4, 2009 and March 12, 2009;

(d)	the Support Agreement between Paramount and Profound dated March 30, 2009;

(e)	the Special Warrant Agreement between Paramount and Profound dated March 30, 2009;

(f)	the quarterly financial statements of Profound for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(g)	the audited financial statements of Profound for the year ended December 31, 2008;

(h)	the Annual Information Forms of Profound for the years ended December 31, 2007 and 2008, and dated March 28, 2008 and March 26, 2009 respectively;

(i)	the Management Information Circulars of Profound dated April 18, 2008, for the annual general meeting of Profound Shareholders held on May 28, 2008;

(j)	Profound independent reserve report dated February 25, 2009 and effective December 31, 2008, prepared by GLJ Petroleum Consultants Ltd.;

(k)	Profound independent land evaluation report dated February 6, 2009 prepared by Seaton-Jordan & Associates Ltd.;

(l)	a formal due diligence session with senior management of Profound and Profound’s independent reserves engineers;

(m)	certain internal financial information, financial and operational projections of Profound as provided by Profound management;

(n)	the quarterly financial statements of Paramount as at and for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(o)	the audited financial statements of Paramount as at and for the year ended December 31, 2008;

(p)	the Annual Information Form of Paramount for the year ended December 31, 2008 dated March 10, 2009;

(q)	the Management Information Circular of Paramount dated March 20, 2008 for the annual general meeting of unitholders held on May 9, 2008;

(r)	Paramount independent reserve report dated January 29, 2009 and effective December 31, 2008, prepared by McDaniel & Associates Consultants Ltd.;

(s)	Severo Energy Corp. independent reserve report dated January 29, 2009 and effective December 31, 2008, prepared by McDaniel & Associates Consultants Ltd.;

(t)	a formal due diligence session with senior management of Paramount and Paramount’s independent reserves engineers;

(u)	certain internal financial information, financial and operational projections of Paramount as provided by Paramount management;

(v)	discussions with management of Profound and Paramount with regard to, among other things, the business, operations, quality of assets, and future potential of Profound and Paramount;

(w)	public information related to the business, operations, financial performance and stock trading histories of Profound and Paramount, and other selected public oil and gas companies;

(x)	data with respect to other transactions of a comparable nature considered by FirstEnergy to be relevant; and

(y)	other information, analyses and investigations as FirstEnergy considered appropriate in the circumstances.

We have not, to the best of our knowledge, been denied access by Profound or Paramount to any information requested by us.

Assumptions and Limitations

We have relied upon, and have assumed the completeness, accuracy and fair representation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, including information relating to Profound and Paramount, or provided to us by Profound and Paramount and their affiliates or advisors or otherwise pursuant to our Engagement and our Opinion is conditional upon such completeness, accuracy and fairness. Subject to the exercise of professional judgement and except as expressly described herein, we have not attempted to verify independently the accuracy or completeness of any such information, data, advice, opinions and representations. Senior officers of Profound and Paramount have represented to us, in certificates delivered as at the date hereof, amongst other things, that the information, data, opinions and other materials (the “Information”) provided to us on behalf of Profound and Paramount are, to the best of their knowledge, complete and correct at the date the Information was prepared and that since the date of the Information, there has been no material change, financial or otherwise, in the position of Profound and Paramount, or in their assets, liabilities (contingent or otherwise), business or operations and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof, and the condition and prospects, financial and otherwise, of Profound as they were reflected in the information and documents reviewed by us and as they were represented to us in our discussions with management of Profound. In addition, we considered the financial condition and prospects of Paramount as they are reflected in the information and documents reviewed by us. In rendering our Opinion, we have assumed that there are no undisclosed material facts relating to Profound and Paramount or their businesses, operations or capital. Any changes therein may affect our Opinion and, although we reserve the right to change or withdraw our Opinion in such event, we disclaim any obligation to advise any person of any change that may come to our attention or to update our Opinion after today.

In our analyses and in connection with the preparation of this Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Offer. We have also assumed that all of the representations and warranties contained in the Support Agreement are correct as of the date hereof and that the Offer will be completed substantially in accordance with its terms and all applicable laws and that the Take-over Bid Circular will disclose all material facts relating to the Offer and Paramount and will satisfy all applicable legal requirements.

Our Opinion is not intended to be and does not constitute a recommendation to any Profound shareholder to tender Profound Shares to the Offer or as an opinion concerning the trading price or value of any securities of Paramount following the announcement or completion of the Offer.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Offer or the sufficiency of this letter for your purposes.

Conclusion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion that the consideration to be received by the Profound Shareholders pursuant to the Offer is fair, from a financial point of view, to the Profound Shareholders.

This Opinion may be relied upon by the Board for the purposes of considering the Offer and its recommendation to Profound Shareholders with respect to the Offer, but may not be used or relied upon by any other person without our express prior written consent, except as otherwise provided herein.

Yours very truly,

signed “FirstEnergy Capital Corp.”

FirstEnergy Capital Corp.